EXHIBIT 99.1



                           ILM II SENIOR LIVING, INC.
                            ANNOUNCES DECLARATION OF
                        PARTIAL LIQUIDATING DISTRIBUTION

================================================================================

FOR IMMEDIATE RELEASE:

     TYSONS CORNER, VA.--August 15, 2002--ILM II Senior Living, Inc. announced today that on August 14, 2002, its board of directors declared a partial liquidating distribution to holders of record of ILM II's common stock as of the close of business on August 19, 2002, of $2.00 per share, or an aggregate amount of approximately $10.3 million, payable on or about August 29, 2002.

     As previously announced, ILM II is in the process of liquidating and distributing its assets in accordance with the Virginia Stock Corporation Act, which provides for the distribution of ILM II's assets first to ILM II's creditors for purposes of discharging all of ILM II's liabilities, and then, to the extent assets are remaining, to ILM II's shareholders in accordance with their respective rights and interests. In connection with that process and pursuant to ILM II's plan of liquidation and its Articles of Incorporation, as previously announced, on April 2, 2002 ILM II and ILM II Holding, Inc., its subsidiary, sold all of ILM II Holding's right, title and interest in and to its senior housing facilities and certain other related assets to Five Star Quality Care, Inc., a publicly traded Maryland corporation. In consideration for the sale, Five Star paid ILM II and ILM II Holding $45.5 million.

     Since the sale, ILM II has been in the process of liquidating its remaining non-cash assets, distributing its cash assets, and managing an arbitration recovery on claims ILM II has against another party relating to the February 2001 termination of the merger transaction with Capital Senior Living Corporation. On April 17, 2002, ILM II made a partial liquidating distribution to the holders of record of its common stock of approximately $24.7 million or $4.77 per share, and on July 31, 2002, ILM II Holding made a distribution to holders of record of its Series A Preferred Stock of approximately $159,840, terminating the preferred holders' interests in any assets of ILM II Holding.

     Based on the April 2, 2002 sale of substantially all of ILM II's assets, a liability of $440,000 relating to the settlement of the previously announced Feldman litigation became due. On May 10, 2002, ILM II settled and paid this obligation in full for $217,000. Similarly, in connection with its previously reported litigation with BRE/Independent Living, LLC, on May 28, 2002, ILM II paid $750,000 to BRE in full settlement of BRE's claims brought against ILM II. ILM II anticipates receiving an aggregate insurance recovery of $350,000 on this claim, $200,000 of which has already been received. Although there can be no assurance, ILM II expects to receive the remainder of the recovery in the near future.

     As previously reported, ILM II became subject to a built-in gain tax liability upon the sale of its senior housing facilities. Based on ILM II's tax advisor's estimates, the sale resulted in a built-in gain tax of approximately $2,931,000. On August 5, 2002, ILM II paid $1,423,000 of the built-in gain tax and anticipates paying the remainder in the near future.

     Upon completion of the arbitration proceeding described above and enforcement and collection of an arbitration award, if any, and ILM II's payment of (i) the built-in gain tax liability balance, (ii) the costs associated with the liquidation and dissolution of ILM II, and (iii) the costs associated with the pursuit of the arbitration claim, ILM II intends to make a final liquidating distribution, equal to its then remaining assets. ILM II anticipates that, while there can be no assurance, the arbitration will be completed in November 2002.

     If you have any questions regarding this press release, please call ILM II, toll free at 1-888-257-3550.

     This press release contains "forward-looking statements" based on ILM II's current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause actual results and events to differ materially from historical results or those anticipated. These results and events include, without limitation, the amount and timing of future distributions, if any, the costs and expenses associated with the liquidation and distribution of ILM II's assets, the amount of the built-in gain tax and the amount and timing of any insurance or arbitration recovery, etc. Further, there can be no assurance or certainty that there will be any further distributions paid to ILM II's common shareholders. ILM II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                       2